Contacts:	Ivan R. Sabel	(301) 986-0701
	George E. McHenry	(301) 986-0701
	Hai V. Tran	(301) 986-0701

News Release

Hanger Orthopedic Group, Inc. Announces Senior Leadership Succession Plan and Reaffirms Guidance

Thomas F. Kirk to Succeed Ivan R. Sabel as Chief Executive Officer Effective March 1, 2008

Sabel to Remain as Chairman of the Board

BETHESDA, Md., Jan. 31 /PRNewswire-FirstCall/ -- Hanger Orthopedic Group, Inc. (NYSE: HGR) today announced, at its annual Education Fair, that its Board of Directors has unanimously approved the recommendation of Chairman and Chief Executive Officer Ivan R. Sabel for a change in the Company’s leadership. As of March 1, 2008, President and Chief Operating Officer Thomas Kirk will succeed Sabel and will become President and Chief Executive Officer. Sabel will remain Chairman of the Board. Additionally, due to the close proximity of this announcement to Hanger’s fourth quarter earnings release, the Company reaffirms its previously announced expectation that for the year ended December 31, 2007, earnings should be at the high end of the estimated $0.59 to $0.61 per share range.

Sabel was appointed Chairman and Chief Executive Officer of Hanger in August 1995. At the time, the Company had $52.5 million in net sales and 93 locations. Today, Hanger generates in excess of $600 million in annual net sales and has a national presence with 629 locations in 45 states and the District of Columbia. "Van has led Hanger through a period of dramatic change for the industry and his leadership has enabled Hanger to grow and become the world's premier provider of orthotic and prosthetic services," said Thomas P. Cooper, Lead Independent Director of the Board. "In addition, Van's dedication and vision through the last 13 years has provided new and exciting growth opportunities for the future while reinforcing the quality of care for our patients and enhancing the relationships with our suppliers, network partners, referral sources and shareholders. We are also pleased that Van has agreed to remain Chairman of the Board so he can continue to contribute to the growth strategy he was instrumental in developing."

Sabel said, “Hanger Orthopedic Group is an organization that is focused on sustainable, long-term growth and diligent, detailed succession planning is a critical part of that growth plan. During the last seven years, Tom Kirk and I have worked closely together and this successful partnership provides me with great confidence that Tom’s leadership skills, strategic vision and commitment to operational and clinical excellence makes him the right person to take our Company to the next level of performance.”

Kirk joined Hanger in January 2002 as its President and Chief Operating Officer. As COO, Kirk has been responsible for a number of significant technological initiatives, including the development of WalkAide(R), and delivering consistent operational performance that has enabled Hanger to meet or exceed First Call consensus estimates for the last seven consecutive quarters. Prior to joining Hanger, Kirk was a principal with AlixPartners, LLC, the management consulting company retained by Hanger to facilitate its reengineering process during 2001. Kirk has also held several senior executive positions with FPL Group, Quaker Chemical Corporation and Rhone- Poulenc, S.A.

“I am honored to have the opportunity to lead Hanger Orthopedic Group, and I am grateful to the Board and to Van for the confidence being placed in me,” said Kirk. “I look forward to building on our strong foundation to advance Hanger’s growth opportunities and to continuing to emphasize our core attributes of providing excellent clinical care to our patients, serving our customers and harnessing the entrepreneurial spirit of our associates.”

Hanger Orthopedic Group, Inc., headquartered in Bethesda, Maryland, is the world’s premier provider of orthotic and prosthetic patient care services. Hanger is the market leader in the United States, owning and operating 629 patient care centers in 45 states and the District of Columbia, with over 3,500 employees including 1060 practitioners (as of 9/30/07). Hanger is organized into four units. The two key operating units are patient care which consists of nationwide orthotic and prosthetic practice centers and distribution which consists of distribution centers managing the supply chain of orthotic and prosthetic componentry to Hanger and third party patient care centers. The third is Linkia which is the first and only provider network management company for the orthotics and prosthetics industry. The fourth unit, Innovative Neurotronics, introduces emerging neuromuscular technologies developed through independent research in a collaborative effort with industry suppliers worldwide. For more information on Innovative Neurotronics, Inc. or the WalkAide(R), visit http://www.ininc.us. For more information on Hanger, visit http://www.hanger.com.

This document contains forward-looking statements relating to the Company’s results of operations. The United States Private Securities Litigation Reform’ Act of 1995 provides a “safe harbor” for certain forward- looking statements. Statements relating to future results of operations in this document reflect the current views of management. However, various risks, uncertainties and contingencies could cause actual results or performance to differ materially from those expressed in, or implied by, these statements, including the Company’s ability to enter into and derive benefits from managed care contracts, the demand for the Company’s orthotic and prosthetic services and products and the other factors identified in the Company’s periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934. The Company disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

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